Philip R. Lacerte
1409 South Lamar, #903
Dallas. TX 75215

October 4,2005

Ronald E. Lusk
Chairman of the Board and Chief Executive Officer
Lighting Science Group Corporation
2100 McKinney Avenue, Suite 1555
Dallas, Texas 75201

Re: Resignation from Lighting Science Group Corporation

Dear Mr. Lusk:

I agreed to work for Lighting Science Group Corporation, fk/a The Phoenix Group
Corporation (the "Company"), until October 11,2007 under the attached Employment
Agreement ("Agreement"). However, for personal reasons, effective immediately, I want to voluntarily resign my employment with the Company in all capacities, including my position as Executive Vice President of Sales and Marketing of the Company. I
understand that, as a result of my resignation, I shall no longer be entitled to receive any compensation or benefits from the Company under my Agreement. I further understand that the Agreement shall be immediately terminated and be of no further force and effect, except for Sections 14, 16 and 17, by which I will continue to be bound, and Sections 21 and 22, pursuant to which all conflicts under this resignation agreement will be resolved.
In consideration for the Company agreeing to release me from my obligations under the
Agreement, except as set forth above, I will, upon countersignature by the Company of this resignation agreement, deliver to the Company 100,000 shares of the Company's common stock, $.001 par value per share. All of these shares of common stock are owned solely by me and such shares, upon delivery, will be free and clear of any lien, pledge or encumbrance of any kind or nature.

I hereby certify that I have returned to the Company all property and information belonging to the Company as provided under Sections 14 and 16B of the Agreement.
I hereby release and forever discharge the Company and its former or current successors, predecessors, subsidiaries, affiliates and assigns and their former or current directors, officers, employees, agents and attorneys from any and all charges, claims, damages, injuries and actions, in law or equity, whether known or unknown, that I or my heirs, successors, executors or other representatives ever had, now have or may in the future have by reason of any act, omission, matter cause or thing relating to or arising from my employment or termination from employment with the Company.

Sincerely,

/s/ Philip R. Lacerte